EXHIBIT 2.3

CONTRACT AND AGREEMENT

FOR SALE OF ASSETS

This AGREEMENT FOR SALE OF ASSETS (“Agreement”), dated as of the 8th day of December, 2008 (“Closing Date”), by and among Brekford International Corp., a Delaware corporation (the “Seller”), and TSO Armor and Training Inc., a Virginia corporation (the “Buyer”).

BACKGROUND

WHEREAS, the directors of the Buyer were the directors of the former Tactical Solution Options division of the Seller which has been terminated (the “TSO Division”).

WHEREAS, the Buyer wishes to purchase and the Seller wishes to sell, those assets of the Seller related to the TSO Division set forth on Schedules A through C (“Assets”) to the Bill of Sale dated of even date herewith (the “Bill of Sale”).

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties hereto agree as follows:

1.

Recitals.  The foregoing recitals are true and correct and are incorporated by reference herein.

2.

Sale of Assets. The Seller hereby agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller the Assets.

3.

Title.  The Seller represents that the Seller has good title to the Assets, free of all liens or encumbrances..

4.

Purchase Price.  The Purchase Price for the Assets shall consist of the following:

(a)

The Buyer’s payment of all obligations as of November 30, 2008 of the Seller as lessee under that certain written lease dated February 13, 2006, and Amendment dated March 19, 2008, with Greenbrier Point Partners, L.P., 1206 Laskin Road, Suite 150, Virginia Beach, Virginia 23451, ZA, as lessor (the “Lessor”) with respect to the real property located in the city of Chesapeake, Virginia, described as the premises known as One Greenbrier Point at 1403 Greenbrier Parkway, Suite 430, in Chesapeake, Virginia (the “Lease”) pursuant to the terms and conditions of a sublease between Buyer as sublessee and Seller as sublessor, dated of even date herewith (the “Sublease”), provided that the Buyer shall be responsible for the obligation under the Lease to make the rental payment due on  November 30, 2008.  Notwithstanding the foregoing, the Buyer shall not be responsible for utility bills outstanding as of November 30, 2008, including but not limited to a Cox bill of One Thousand Ninety Five Dollars and 67/100 ($1,095.67) (the “Cox Bill”).

(b)

The Buyer’s payment to the Seller of two percent (2%) of the Net Profit generated from sales of ArmoRightTM products existing at the date of this Agreement and as set forth in Section 9 this Agreement.

5.

Good Standing and Authority. The Seller represents that it is a corporation in good standing and that the Seller’s Board of Directors has authorized the Seller to enter this Agreement.

6.

Assumption of Liabilities. The Buyer is in no way assuming any liabilities of the Seller other than as listed on Schedule 6 of this Agreement (the “Assumed Obligations”).

7.

Revenue from Cherry Point Contract.  No later than December 10, 2008, the Seller shall be required to wire transfer the aggregate amount scheduled to be paid to the Seller on or about December 7, 2008 under the Cherry Point contract set forth as Number 3 on Schedule A to the Bill of Sale and referenced in Section 8 below, currently estimated to be equal to approximately One Hundred Twenty Five Thousand One Hundred Ninety Dollars and 01/100, ($125,190.01) as of the date of this Agreement; provided that the Seller shall be permitted to deduct the aggregate of the prepaid amounts set forth on Schedule 7 hereto.

8.

Payment within Two Days of Receipt of Other Revenues.  The Seller shall be required to pay to the Buyer, within two (2) days of the Seller’s receipt thereof, all revenues generated from the contracts set forth on Schedule 6, including but not limited to the following contracts:

(i)

Supply Directorate Contract. Supply Directorate/Contracting Dept, Cherry Point, NC 28533-0018 Contract, No. MOO146-08-P-3348, and Supply Directorate/Contracting Dept, Harvey Point NC, Contract No N63239-08-1876 and N63239-08-1980 with the United States government; and

(ii)

USCG BPA Contract.   USCG Contract Order Number HSCG38-08-F-500139 (Qty 109 vest systems) from Velocity Systems Inc (Formally Protective Solutions Inc.).

9.

Net Profit for ArmoRight™ sales.  The Buyer shall be required to pay to the Seller two percent (2%) of the Net Profit generated from sales of ArmoRight™ products existing as of the date of this Agreement for a maximum of two (2) years beginning from the date of this Agreement; provided that such payments to the Seller shall not exceed an aggregate amount equal to One Hundred Ten Thousand Dollars and 00/100 ($110,000.00); provided further that the provisions of this Section 9 shall not apply to ArmoRight™ products developed by the Buyer after the Closing Date. For purposes of this Agreement, “Net Profit” shall mean the Buyer’s profit remaining after applying all direct and proportional overhead costs to its sales of ArmoRight™ products.

10.

Forwarding of Emails.  For a period of ninety (90) days following the Closing Date, the Seller shall be required to forward all emails incoming to (username)@brekford.com and (username)@tacticalsolutionpartners.com to (username)@tsoarmor.com; provided that such “user names” shall be limited to the following names:

dtezza, mwall, dmcquarrie, kherrick, and bgugler.

11.

Seller’s Obligations.   As of the Closing Date, the Seller shall be required to:

(a)

Transfer of Assets. Transfer all rights, titles and interests to the Assets to the Buyer free of all liens and encumbrances (except as otherwise noted in this Agreement).

(b)

Assignment of Contracts. Complete any documents necessary to transfer, assign or novate those Assets represented by contractual obligations as set forth on Schedule A to the Bill of Sale.  The Seller and the Buyer are executing an Assignment and Assumption Agreement of even date herewith (the “Assignment and Assumption”) in order to more fully document the assignment of the Seller’s rights and obligations thereunder to the Buyer and the Buyer’s acceptance of such assignment. In the event of any conflict between the terms of the Assignment and Assumption and this Agreement, the Assignment and Assumption will control

(c)

Documentation. Provide the Buyer with all documents and articles relating to the Assets, including, but not limited, to all contracts, licenses, certifications, trademarks, brand names, confidential information, business records, etc.

(d)

Release.  Obtain releases as needed for any nondisclosure agreements that the Seller may have executed with any third parties with respect to the Assumed Obligations, including but not limited to the active contracts and non-disclosure agreements, or as otherwise necessary to release the Seller from any and all liabilities with respect thereto (the “Releases”).

(e)

Closing Documents.  Deliver to the Buyer its executed counterpart of each of the following:

(i)

This Agreement;

(ii)

The Bill of Sale;

(iii)

The Assignment and Assumption; and

(iv)

The Sublease.

(f)

Landlord’s Consent.  Obtain and deliver to the Buyer the Landlord’s consent to Sublease included as a part of the Sublease.

(g)

Cox Bill.  Provided evidence of its payment of the Cox Bill.

12.

Buyer’s Obligations.  As of the Closing Date, the Buyer shall be required to:

(a)

Lease.  Beginning with the payment due under the Lease on November 30, 2008, make timely payment to the Landlord of all Lease payments and make timely payment of all related utilities incurred after the Closing Date, as subtenant under the Lease for the remainder of the Lease term.

(b)

Assumed Contracts and Obligations. Assume only those liabilities and contracts comprising the Assumed Obligations and thereafter be entitled to any related revenues as may be generated from the Assumed Obligations.

(c)

Closing Documents.  Deliver to the Seller its executed counterpart of each of the following:

(i)

This Agreement;

(ii)

The Bill of Sale;

(iii)

The Assignment and Assumption; and

(iv)

The Sublease.

(d)

Cox Bill.  Upon receipt of evidence of the Seller’s payment of the Cox Bill, reimburse Seller the amount of Three Hundred Dollars and 00/100 ($300.00)

13.

Prepaid Evaluator Services.  The Seller has received certain prepayments for evaluator services that are required to be performed after the Closing Date (the “Prepaid Evaluator Services”).  In exchange for receipt by the Buyer on the Closing Date of an amount equal to Six Thousand Five Hundred Sixty Eight Dollars 84/100 ($6,568.84), the Buyer shall fulfill such obligations and perform the Prepaid Evaluator Services.

14.

Indemnification.

(a)

Seller’s Obligation to Indemnify.  The Seller shall indemnify and hold the Buyer harmless from all liability and related losses, damages, costs, expenses and reasonable attorney fees relating to (i) obligations under the assigned contracts (other than the Assumed Obligations) which may arise out of events, acts, omissions, facts or circumstances existing as of the Closing Date; (ii) obligations under the Lease which may arise out of events, acts, omissions, facts or circumstances existing as of November 30, 2008; or (iii) the breach or failure to comply with representations, covenants and obligations of Seller in this Agreement, the Assignment and Assumption Agreement and the Bill of Sale.  The provisions in this Section 14 will survive the closing of the transaction contemplated hereunder.

(b)

Buyer’s Obligation to Indemnify. The Buyer shall indemnify and hold the Seller harmless from all liability and related losses, damages, costs, expenses and reasonable attorney fees relating to (i) the Assumed Obligations; (ii) the Sublease; (iii) obligations under the Lease which may arise out of events, acts, omissions, facts or circumstances existing after

November 30, 2008;  or (iv) the breach or failure to comply with representations, covenants and obligations of Buyer in this Agreement, the Assignment and Assumption Agreement and the Bill of Sale.  The provisions in this Section 14 will survive the closing of the transaction contemplated hereunder.

15.

Utility Deposits.   There are no utility deposits due to the Seller.

16.

Broker. The Buyer and the Seller warrant and represent that no broker was involved in negotiating this purchase and sale.

17.

GSA Schedule 84.  The Seller shall retain all rights to services and products listed on the GSA Schedule 84 that were used in connection with operation of the TSO Division; provided however, that the Buyer and the Seller shall enter into an exclusive license with respect to such services and products for a period of two (2) years. For each sale, the Buyer shall pay the Seller a fee equal to six percent (6%) of the final contract price as agreed to by the customer for that sale; provided, however, that the Buyer shall retain the right to establish its own GSA schedule, in which the Buyer will have exclusive rights to all generated revenues.

18.

Press Releases. Any future press releases of the Seller will refrain from any mention of, or reference to, TSO or its activities following the obligated divestiture report(s) required by law as a public company, and within that report(s) refrain from any negative content that would harm future, current, or on going business and sales benefiting TSO. The Buyer will be provided the opportunity to review all press release materials pertaining to TSO for concurrence prior to release.

19.

Expenses. The Buyer and the Seller will each separately bear their own expenses incurred in connection with the transactions contemplated hereby.

20.

Entire Agreement.  This Agreement, the Bill of Sale, the Assignment and Assumption contain the entire understanding of the parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

21.

Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Buyer and the Seller and their respective successors, heirs and assigns. This Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns. Seller shall not assign this Agreement without the Buyer’s prior written consent.

22.

Counterparts.  This Agreement may be executed in any number of counterparts, any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become binding when one or more counterparts taken together shall been executed and delivered by the parties.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  Signatures delivered by facsimile for this Agreement or any document delivered at Closing shall be binding to the same extent as an original.

23.

Delivery by Facsimile.  This Agreement and any signed agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such other agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

24.

Recitals and Background.  The recitals and background to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

25.

Construction.

(a)

The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(b)

As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

(c)

For the purposes of this Agreement, unless the context clearly requires, “or” is not exclusive.

26.

Governing Law.  This agreement shall be governed by and construed in accordance with the laws of the State of Virginia.

27.

Time is of the Essence.  Time shall be of the essence in this transaction with regard to every date or time period set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Closing Agreement as of the day and year first above written.

SELLER:

BREKFORD INTERNATIONAL CORP.

By:
Name: Chandra (C.B.) Brechin
Title: Chief Executive Officer

BUYER:

TSO ARMOR AND TRAINING INC.

By:
David A. Tezza, Director

By:
Michael B. Wall, Director

Schedule 6

Contracts and Obligations Assumed by Buyer

1.

All contracts and obligations listed on Schedule A to the Bill of Sale

2.

Payments to vendors in accounts payable totaling $138,016.95 as follows:

Benchmade	320820	9/23/2008	Cherry Point	6,000.00
Benchmade	322060 & 321831	10/21/2008	Harvey Point	4,435.50
Benchmade	322801	10/21/2008	Harvey Point	724.50
London Bridge Trading	39636	10/21/2008	Cherry Point	3,255.00
London Bridge Trading	39639	10/21/2008	Cherry Point	1,703.50
London Bridge Trading	39841	10/21/2008	Cherry Point	5,229.28
London Bridge Trading	39570	10/21/2008	Cherry Point	2,952.32
London Bridge Trading	0	10/29/2008	Stock USCG	31,520.00
London Bridge Trading	38197	6/27/2008	Stock USCG	746.06
Moteng	1184124&1185218	10/29/2008	Cherry Point	27,234.16
Omega Paciific	0067718-IN	10/21/2008	Cherry Point	1,320.95
JL Darling Corp	176986	10/21/2008	Cherry Point	1,139.48
Tactical Distributors	2033	10/29/2008	Cherry Point	46,600.00
511 Tactical (Gloves)	472297	10/9/2008	Cherry Point	3,711.00
Tektite Industries	409592	8/12/2008	Samples	1,445.20
	TOTAL			138,016.95

Schedule 7
Prepaid Items due to Seller

The Seller shall be permitted to pay itself the aggregate amounts set forth below by withholding such amount from its December 10th 2008 wire transfer to the Buyer of Cherry Point contract revenues as set forth in Section 7.

1.

Amounts prepaid to Tactical Tailors in the amount of Two Hundred and Four Dollars and 48/100 ($204.48)

2.

Amounts prepaid to CSM Tactical Gear in the amount of Three Thousand Two Hundred and Seventy Seven Dollars and 65/100 ($3,277.65)

3.

Amounts prepaid to Moteng, approximately Fourteen Thousand Nine Hundred and Eighty Two Dollars and Eighty Three Cents and 00/100 ($14,982.83)

4.

Amounts prepaid to Industrial Supply Corp, for a total of Eight Hundred Eleven Dollars and 71/100 ($811.71).

Total Prepaid Amounts due the Seller = $19,276.67